Exhibit 4.10

General Agreement of Forward Settlement and Sale of Foreign Exchange

Contract No.: FJS1281001

Party A: China Merchants Bank Shenzhen Jinzhonghuan Branch

Legal Address: first floor of Jinzhonghuan Building, Jintian Road, Futian District, Shenzhen

P. C.:

Tel.:

Fax:

Telex:

Party B: Zastron Electronic (Shenzhen) Co., Ltd.

Legal Address: Zastron Industrial Park, No. 2, Nantai Road, Gushu, Xixiang, Baoan, Shenzhen

P. C.: 518126

Tel.: 0755-33881111

Fax:

Telex:

Whereas Party B entrusts Party A to deal with forward settlement and sale of foreign exchange for Party B, through consultation between both Parties, Party A and Party B agree to commonly abide by the Administration of Settlement, Sale and Payment of Foreign Exchange and the relevant management regulations of the State Administration of Foreign Exchange for forward settlement and sale of foreign exchange. This Agreement applies to each specific business of forward settlement and sale of foreign exchange between both Parties hereto during the valid period.

Article 1 Definitions

The terms referred to in this Agreement shall be defined as follows, except otherwise specified in this Agreement:

Forward settlement and sale of foreign exchange means settlement of foreign exchange or sale of foreign exchange to be delivered between Party A and Party B at some time according to the currency, amount and exchange rate designated for settlement of foreign exchange or sale of foreign exchange.

Delivery, actual transfer of funds, means an act that the seller or the buyer pays the other party the funds of forward settlement and sale of foreign exchange pursuant to this Agreement.

Closing means buying in the pre-sold foreign exchange from market and throwing the pre-purchased foreign exchange in market.

Option forward means that Party B has the right deal with cash delivery on any working day at some time in the future as specified by Party A and Party B.

Grace period means the period extended by Party A appropriately on the basis of the designated delivery period when Party B fails to complete delivery on the designated date of delivery. Delivery handled during the grace period shall be deemed as delivery on schedule.

Article 2 Party B promises and warranties that the spot settlement and sale of foreign exchange entrusted to and handled by Party A comply with relevant national policies and provisions and have true business background.

Article 3 When Party B entrusts Party A to handle a business of forward settlement or sale of foreign exchange, it shall fill in the Power of Attorney for Forward Settlement and Sale of Foreign Exchange and meanwhile, according to relevant provisions of the China Banking Regulatory Commission, People’s Bank of China and State Administration of Foreign Exchange and other relevant authorities, it shall provide the effective vouchers and / or commercial documents needed for handling settlement or sale of foreign exchange on the date of entrustment and the value date (date of delivery) according to Party A’s requirements. If Party B fails to provide Party A with effective vouchers and / or commercial documents on the date of entrustment according to relevant stipulations, Party A shall have the right to refuse Party B’s entrustment; if Party B fails to provide Party A with effective vouchers and / or commercial documents on the value date (date of delivery) according to relevant stipulations, Party B shall be deemed to have a default and shall bear all losses arising therefrom. If the value date (date of delivery) happens to be a holiday, it shall be automatically postponed to the next working day.

Article 4 The RMB funds or foreign exchange funds needed for Party B to handle forward settlement and sale of foreign exchange shall be cleared by Party A with Party B through Party B’s account opened with Party A or by other method agreed by both Parties. Party B shall ensure to pay all RMB or foreign exchange funds needed on the date of delivery.

Article 5 Party B promises to pay Party A an amount of security deposit not lower than [/]% of the transaction amount on the date of delivery or occupying Party B’s credit limit, as an guarantee for Party B’s performance of the transaction under this Agreement.

Party B promises not to withdraw in advance or misappropriate the security deposit and credit limit during the valid period of this Agreement.

In a specific transaction, Party A has the right to determine the ratio of security deposit payable by Party B according to the category, term and risk of this transaction.

According to Party A’s requirements, Party B shall provide a relevant amount of money for each transaction as the performance security of this transaction. This amount of money shall be deemed to be for special purpose and to have been transferred to Party A as the guarantee for this transaction from the date when it enters the security deposit account (the account number shall accord with that automatically formed in the system). Without Party A’s permit, Party B shall not use this money.

Party A shall also have the right to deduct the performance security payable by Party B under this Agreement directly from Party B’s settlement account opened with Party A.

Should the transaction under this Agreement occupies the credit limit according to Party B’s application, a certain percentage of the transaction amount (in each specific transaction, Party A shall determine the specific amount of the credit limit occupied according to the category, term and risk of this Action, and the credit limit deducted) shall be occupied. Each specific transaction shall occupy the credit limit under the effective credit limit (including its amendment and supplementation, same below) made and entered into by and between Party A and Party B for this transaction.

If the floating loss caused due to change of exchange rate reaches 50% or more of the sum of the security deposit deposited by Party B and the credit limit, Party A shall have the right to issue to Party B a Notice of Additional Security Deposit and claim Party B for additional security deposit. Party B’s additional security deposit must be in the form of cash and cash equivalents and shall not occupy the credit limit, unless otherwise examined and approved by Party A. Party B shall make up the security deposit within three working days according to Party A’s requirements. Where Party B cannot increase the security deposit on time and in full required by Party A or it refuses to increase the security deposit in written form, Party A shall have the right but has no obligation to make compulsory closing, and all the expenses and losses arising therefrom shall be borne by Party B.

Article 6 When a transaction of forward settlement and sale of foreign exchange is concluded, Party A shall submit to Party B a Letter of Confirmation for Transaction of Forward Settlement and Sale of Foreign Exchange. In case of any objection, Party B shall present to Party A within three working days after it receives the Letter of Confirmation for Transaction of Forward Settlement and Sale of Foreign Exchange.

Article 7 If Party B applies for amendment or cancellation of its entrustment after it submits an entrustment of forward settlement and sale of foreign exchange, it shall submit to Party A an Application for Amendment to /Cancellation of Entrustment of Forward Settlement and Sale of Foreign Exchange. If Party A verifies and confirms the entrustment has not been concluded, this entrustment may be amended or cancelled; if Party A verifies and confirms the entrustment has concluded, the transaction which has been concluded may be closed according to Party B’s instructions in the Application for Amendment to /Cancellation of Entrustment of Forward Settlement and the closing losses shall be borne by Party B.

Party B shall not amend or cancel a transaction which has been concluded. If Party B requires terminating the transaction, it may submit an Application for Closing of Forward Settlement and Sale of Foreign Exchange and ask Party A to close the transaction, and the closing losses shall be borne by Party B.

Article 8 Prior to maturity of a transaction of forward settlement and sale of foreign exchange, Party B may apply for early delivery by submitting an Application for Delivery of Forward Settlement and Sale of Foreign Exchange and other relevant data in compliance with the policy for settlement and sale of foreign exchange. The amount early delivered shall not exceed the agreement amount and the remaining amount not delivered may be continuously reserved to the maturity date. The remaining amount not delivered shall not be lower than the minimum limit (equivalent to RMB 30 Yuan), or delivery shall be made in full in a lump sum. Early delivery exchange rate shall be determined according to the contract exchange rate and swap exchange rate.

Article 9 Delivery (including delivery prior to maturity and delivery at maturity) of forward settlement and sale of foreign exchange may be made in batches, regardless of delivery times. However, the remaining amount not delivered shall not be lower than the minimum limit (equivalent to RMB 30 Yuan), or delivery shall be made in full in a lump sum.

Article 10 Party B may dispose the forward settlement and sale of foreign exchange which is due by such three methods as delivery, extension and closing. Where Party B cannot make selection on the maturity date, Party A may give to Party B a grace period of three working days after the date of delivery. Transaction during the grace period shall be deemed as normal transaction.

Article 11 If Party B applies for extension, it shall submit to Party A an Application for Extension of Forward Settlement and Sale of Foreign Exchange. The application for extension shall be checked and consented by Party A. Party A shall complete the transaction extended through closing the original agreement and signing a new agreement. The profits and losses arising from closing of the original agreement shall be borne by Party B.

Article 12 Party B may apply for closing of forward settlement and sale of foreign exchange through providing Party A with an Application for Closing of Forward Settlement and Sale of Foreign Exchange and other relevant supporting documents. The losses arising from closing shall be borne by Party B and the profits arising therefrom shall be reserved by Party A.

Article 13 In the event that Party B fails to perform the contract of forward settlement and sale of foreign exchange within the grace period of delivery, Party B shall be deemed to have a default, and Party A shall have the right to make compulsory closing of the transaction and ask Party B to bear all losses caused to Party A. Defaults shall include but not be limited to:

(1) Party B fails to submit on schedule the effective vouchers and / or effective commercial documents required for delivery;

(2) Party B’s foreign exchange revenues and expenditures are different from the entrustment of forward settlement and sale of foreign exchange;

(3) Party B fails to pay on schedule the funds required for delivery; and

(4) Party B fails to submit an application for extension on schedule.

Article 14 Party A is only required to provide Party B with market analysis, market forecast, non-participation or non-involvement in Party B’s decision on forward settlement or sale of exchange. All entrustments shall be made by Party B depending on its independent judgment and all risks arising therefrom shall be borne by Party B.

Article 15 These documents mentioned above, including the Notice of Additional Security Deposit, the Power of Attorney for Forward Settlement and Sale of Foreign Exchange, the Letter of Confirmation for Transaction of Forward Settlement and Sale of Foreign Exchange, the Application for Amendment to /Cancellation of Entrustment of Forward Settlement, the Application for Delivery of Forward Settlement and Sale of Foreign Exchange, the Application for Closing of Forward Settlement and Sale of Foreign Exchange and the Application for Extension of Forward Settlement and Sale of Foreign Exchange shall be an integral part of this Agreement, shall be governed by this Agreement and shall be equally authentic with this Agreement.

Article 16 Party B agrees that the specific entrustment, amendment and delivery, and other relevant written entrustment and instructions given to Party A and mentioned in the preceding paragraph shall not be legal and effective until they are affixed with the seal given by Party B under the account opened with Party A.

Article 17 Party B has read the Annex Letter of Risk Prompt of Forward Settlement and Sale of Foreign Exchange hereto. Party B has full understanding of the risks of forward settlement and sale of foreign exchange. Party B is willing to and has the capacity to bear the risks of forward settlement and sale of foreign exchange. In the event that Party B’s instructions cannot be executed caused due to Party A’s performance of a decision of the State Administration of Foreign Exchange or due to force majeure elements of market, the risks and losses arising therefrom shall be borne by Party B.

Article 18 Party A or Party B failing in or delaying in exercising any right under this Agreement shall not be deemed as a waiver of the right. Party A or Party B shall not transfer its rights and obligations under this Contract to a third party without the other party’s written consent.

Article 19 Upon consent by both Parties through consultation, this Agreement may be supplemented and amended in written form. The clauses supplemented or amended shall be deemed as an integral part of this Agreement and shall be equally authentic with this Agreement.

Article 20 Any and all disputes arising from and in connection with this Agreement shall be settled by Party A and Party B through consultation on the principle of good faith. Where a dispute cannot be settled through consultation between both Parties, either party may settle it by the following method (please choose one from the three):

[✓] 1. to initiate a lawsuit in the people’s court at the location where Party A is located;

[    ] 2. to submit to China International Economic and Trade Arbitration Commission          Branch for arbitration in accordance with the arbitration rules for financing dispute;

[    ] 3. to submit the dispute to                                  Arbitration Committee for arbitration.

Article 21 This Agreement shall come into force upon signature (affixing with personal chop) of the authorized agents of both Parties and upon affixing of the official seal or special contract seal of both Parties. Both Parties may terminate this Agreement through signing a written agreement, when this Agreement shall be still binding upon the business which not concluded.

Article 22 This Agreement has been made out in two (2) originals for Party A and Party B each holding one (1), which shall be equally authentic.

SPECIAL INSTRUCTIONS:

The Parties hereto have made full consultation on all terms and conditions of this Agreement. The Bank have reminded the other parties to pay special attention to the clauses for exempting or restricting the Bank’s responsibility, specifying the Bank’s exclusive rights, adding the other parties’ responsibilities or restricting the other parties’ rights, and complete and correct understanding of these clauses. At the request of the other parties, the Bank has made relevant explanation of the said clauses. The parties hereto have completely consistent understanding of all terms and conditions of this Agreement.

Signature of Authorized Signatory:	Signature of Authorized Signatory:

Seal of Party A: China Merchants Bank Shenzhen Jinzhonghuan Branch (Seal)	Seal of Party B: Zastron Electronic (Shenzhen) Co., Ltd. (Seal)

Dec. 11, 2012	Dec. 10, 2012

Letter of Risk Prompt of Forward Settlement and Sale of Foreign Exchange

Forward settlement and sale of foreign exchange is a business with high risk. The business of forward settlement and sale of foreign exchange conducted by China Merchants Bank complies with national policies and rules. Products of forward settlement and sale of foreign exchange comply with the value maintenance measures of international practice. The business of forward settlement and sale of foreign exchange of China Merchants Bank is oriented at the principle of independence, willingness, risks, and profits and losses assuming by the customer. The customer shall be clear of the transaction methods and procedures of China Merchants Bank during the whole process (including agreement signature, entrustment of transactions one by one, delivery of transaction and handling of losses) of handling a business of forward settlement and sale of foreign exchange by China Merchants Bank. The customer shall consider the risks therein carefully according to its financial status and personal specialty level and decide whether the business of forward settlement and sale of foreign exchange is suitable.

When handling a business of forward settlement and sale of foreign exchange, the customer must abide by the national policies and rules and the Bank’s rules and regulations. With a view to ensuring health development of business, and preventing or reducing losses arising from lack of information about foreign exchange market risks.

1. The counterparty cannot deliver or accept the transaction currency due to the implementation of foreign exchange control in its country (or region) after a political or social disorder, war, or economic / financial crisis.

2. After currency devaluation or appreciation resulted from change of exchange rate, the customer suffers from economic losses arising from exchange rate deferential when the customer buys or sells the currency.

3. In an accident beyond manual control, the foreign exchange transaction cannot be conducted normally or cannot be delivered on time, and there are losses caused.

When the customer handles a business of forward settlement and sale of foreign exchange with China Merchants Bank, it must pay the Bank a certain proportion of security deposit. In the event that the customer fails to delivery the transaction under the Bank due to amendment or change of the contract and letter of credit, or due to change of its financial status or for other causes, all the losses arising therefrom shall be borne by the customer. The customer must be clear that there will be a great loss to the security deposit of forward settlement and sale of foreign exchange within a short period when there is a great exchange rate fluctuation in the market which tends to be bad for the customer. The security deposit may make up a part of loss only but cannot represent all losses to be caused to the customer. China Merchants Bank has the right to ask the customer to increase security deposit according to the stipulations of the Agreement of Forward Settlement and Sale of Foreign Exchange. China Merchants Bank has the right to close the customer’s cash position wholly or partly from market according to the Bank’s decision when the customer fails to increase security deposit as specified and risk threatens the Bank’s interest, and all the losses arising therefrom shall be borne by the customer. In the event that a transaction cannot be delivered on time in an accident beyond manual control when the customer handles a business of forward settlement and sale of foreign exchange with China Merchants Bank, the losses arising therefrom shall be borne by the customer, and China Merchants Bank shall bear no responsibility thereof.

In a business of forward settlement and sale of foreign exchange, China Merchants Bank may lock the exchange rate of settlement or sale of foreign exchange in the future for the customer, to prevent risk of exchange rate changes and achieve the purpose of value maintenance, excluding the possibility of great losses arising from the customer’s early delivery or delivery under breach when the market exchange rate fluctuates a lot. When the customer contacts this business, the customer shall be clear of and understand the risks and responsibilities of this business for cautious entrustment of this transaction.

This is to state specially.

China Merchants Bank

China Merchants Bank Shenzhen Jinzhonghuan Branch (Official Seal)

Our Company has carefully read and fully understood the contents indicated in the Letter of Risk Prompt of Forward Settlement and Sale of Foreign Exchange. I hereby confirm that our Company has known and understood all existing risks of the business of forward settlement and sale of foreign exchange. The relevant risks and possible losses shall be borne by the Company.

Authorized Signatory:

Official Seal of the Company: Zastron Electronic (Shenzhen) Co., Ltd. (Seal)

Dec. 10, 2012

Assessment Form of Fitness of the Customer’s Derivatives

1. This transaction is a derivative transaction but not a traditional native financial transaction. Your Company shall have the professional knowledge and relevant investment experience of derivative transaction, shall have full understanding of the relevant financial market and price change elements and shall be aware of relevant transaction risks. Is this suitable for your Company’s actual situations?

✓ Yes ☐ No

2. After full understanding of this transaction, your Company shall make effective evaluation and confirmation of your risk tolerance (especially the worst situations resulted from disruption of the financial market) according to the financial status of your Company. Is this suitable for your Company’s actual situations?

✓ Yes ☐ No

3. The complexity and transaction structure of derivative transactions are different. Can you accept the type and characteristics of this transaction?	✓ Yes ☐ No

4. Your Company shall make complete internal business authorization for the signature and performance of the relevant transaction contract, transaction instructions and other agreements of the derivative transaction. The transaction decision must be confirmed by the decision-making organization or a supervisor competent organization (if any) of your Company. Can you go through the relevant formalities effectively?

✓ Yes ☐ No

5. At present, our Bank only accepts hedged transactions with true business background from customers. In other words, the basic assets or basic liabilities directly related to this transaction must actually exist and there is no derivative transaction exposure not repaid. Customers are not allowed to conduct any opportunistic practice by taking advantage of this transaction. Is this suitable for your Company’s transaction purpose?

✓ Yes ☐ No

6. A derivative transaction has relatively lower market liquidity. If your Company terminates this transaction for active or passive causes, your Company should undertake a higher transaction cost. Is this suitable for your Company’s actual situations?

✓ Yes ☐ No

7. During the transaction duration, your Company must always have full willingness and capacity of performance and shall complete its obligation to pay a series of funds. Is this suitable for your Company’s actual situations?

✓ Yes ☐ No

Customer’s Confirmation Opinions:

Our Company confirms hereby that it is the representation of our Company’s true meaning to select the assessment form of fitness of the said product and accepts that this transaction complies with our Company’s transaction purpose, expectation and risk tolerance.

Authorized Signatory:

Seal (Official Seal): Zastron Electronic (Shenzhen) Co., Ltd. (Seal)

Date: Dec. 10, 2012

Confirmed by the bank branch

Does the customer complete product fitness assessment independently by itself?	✓ Yes ☐ No

Through investigation and survey by the branch, does the customer have true business background and actual needs for this transaction?	✓ Yes ☐ No

Branch’s confirmation opinions	(Opinions and seal): the customer completed this assessment independently. The customer has known risks of this business and has true business background. Li Weijing (Signature)

China Merchants Bank Co., Ltd. Shenzhen Jinzhonghuan Branch (Seal)

[Note: this transaction shall be confirmed unsuitable for the customer if the customer selects “No” for any problem in this form.]